            ------
            FORM 4                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION            --------------------------
            ------                                        Washington, D.C. 20549                                OMB APPROVAL
                                                                                                         --------------------------
[_] Check this box if no longer                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              OMB Number: 3235-0287
    subject to Section 16. Form                                                                          --------------------------
    4 or Form 5  obligations may                                                                         Expires: December 31, 2005
    continue. See Instruction 1(b).    Filed pursuant to Section 16(a) of the Securities Exchange Act    --------------------------
                                        of 1934, Section 17(a) of the Public Utility Holding Company     Estimated average burden
    (Print or Type Responses)        Act of 1935 or Section 30(f) of the Investment Company Act of 1940  hours per response.... 0.5
                                                                                                         --------------------------


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 1. Name and Address of Reporting Person*    2. Issuer Name and Tickler or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                               to Issuer
             Rachor, Jeffrey C.              Sonic Automotive, Inc. (SAH)
-------------------------------------------------------------------------------------------           (Check all applicable)
          (Last) (First) (Middle)            3. I.R.S. Identification  4. Statement for
                                                Number of Reporting       Month/Year           [X] Director
         c/o Sonic Automotive, Inc.             Person, if an entity                           [X] Officer (give title below)
                                                                                               [_] 10% Owner
         5401 E. Independence Blvd.             (voluntary)                                    [_] Other (Specify below)

                                                                              2/02              Executive VP of Retail Operations
--------------------------------------------                           -------------------------------------------------------------
                 (Street)                                              5. If Amendment,     7. Individual or Joint/Group Filing
                                                                          Date of Original     (Check Applicable Line)
           Charlotte, NC 28212                                            (Month/Year)
                                                                                               [X] Form filed by One Reporting
                                                                                                   Person

                                                                                               [_] Form filed by More than One
                                                                                                   Reporting Person
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          (City) (State) (Zip)   Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security             2. Transaction Date  3.Transaction 4. Securities       5. Amount of   6. Ownership    7. Nature of
   (Instr. 3)                                           Code           Acquired (A)        Securities     Form:           Indirect
                                                        (Instr.8)      or Disposed         Beneficially   Direct (D) or   Beneficial
                                                                       of (D) (Instr.      Owned at End   Indirect (I)    Ownership
                                    (Month/Day/Year)                   3, 4 and 5)         of Month       (Instr. 4)
                                                      -------------------------------
                                                                                          (Instr. 3 and
                                                                            (A)            4)
                                                                            or
                                                      Code     V    Amount  (D) Price                                     (Instr. 4}
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
Class A Common Stock             02/11/02             M             28,168  A   $6.00                   D
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Class A Common Stock             02/11/02             M             1,832   A   $11.1875                D
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Class A Common Stock             02/12/02             M             14,835  A   $11.1875                D
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Class A Common Stock             02/12/02             M             15,165  A   $7.9375                 D
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Class A Common Stock             02/12/02             M             5,600   A   $7.9375                 D
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Class A Common Stock             02/13/02             M             5,000   A   $7.9375                 D
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Class A Common Stock             02/14/02             M             7,400   A   $7.9375                 D
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Class A Common Stock             02/15/02             M             6,835   A   $7.9375                 D
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Class A Common Stock             02/11/02             S             30,000  D   $23.61                  D
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Class A Common Stock             02/12/02             S             30,000  D   $23.33                  D
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

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Class A Common Stock                  02/12/02            S             5,600      D     $23.32                           D
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Class A Common Stock                  02/13/02            S             5,000      D     $24.25                           D
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Class A Common Stock                  02/14/02            S             7,400      D     $24.75                           D
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Class A Common Stock                  02/15/02            S             6,835      D     $23.96      42,302               D
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

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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   Title of        2. Conversion   3. Transaction    4. Transaction   5. Number of          6. Date Exerciseable
1. Derivative         or Exercise     Date              Code             Derivative            and Expiration Date
   Security           Price of        (Month/Day/       (Instr. 8)       Securities            (Month/Day/Year)
   (Instr. 3)         Derivative       Year)                             Acquired (A)
                      Security                                           or Disposed (D)
                                                                         (Instr. 3, 4
                                                                          and 5)

                                                     -------------------------------------------------------------------------------
                                                                                                   Date        Expiration
                                                       Code   V           (A)     (D)           Exercisable       Date
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
Options to Purchase   $   6.00        02/11/02           M                         28,168         (1)            11/17/07
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Options to Purchase   $11.1875        02/11/02           M                          1,832         04/28/01       04/28/10
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Options to Purchase   $11.1875        02/12/02           M                         14,835         04/28/01       04/28/10
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Options to Purchase   $ 7.9375        02/12/02           M                         15,165         04/05/01       10/05/10
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Options to Purchase   $ 7.9375        02/12/02           M                          5,600         04/05/01       10/05/10
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Options to Purchase   $ 7.9375        02/13/02           M                          5,000         04/05/01       10/05/10
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Options to Purchase   $ 7.9375        02/14/02           M                          7,400         04/05/01       10/05/10
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Options to Purchase   $ 7.9375        02/15/02           M                          6,835         04/05/01       10/05/10
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
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   7. Title and                    8. Price of     9. Number of                  10. Ownership Form          11. Nature of
      Amount of                       Derivative      Derivative                     of Derivative               Indirect
      Underlying                      Security        Securities                     Securities                  Beneficial
      Securities                      (Instr. 5)      Beneficially                   Beneficially                Ownership
      (Instr. 3 and 4)                                Owned at End of                Owned at End of             (Instr. 4)
                                                      Month (Instr. 4)               Month (Instr. 4)

---------------------------------
                        Amount or
                        Number of
        Title            Shares
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
Class A Common Stock     28,168                                                   D
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Class A Common Stock      1,832                                                   D
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Class A Common Stock     14,835                                                   D
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Class A Common Stock     15,165                                                   D
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Class A Common Stock      5,600                                                   D
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Class A Common Stock      5,000                                                   D
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Class A Common Stock      7,400                                                   D
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Class A Common Stock      6,835                          193,333                  D
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

Explanation of Responses:

(1) Of the total options to purchase 28,168 shares shown, options to purchase 14,083 shares became exercisable on 11/17/00, options to purchase 14,084 shares became exercisable on 11/17/99, and options to purchase 1 share became exercisable on 11/17/98.